EXHIBIT 10.4

FOURTH AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE FOURTH AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made, effective as of April 15, 2017, by Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”). The Executive and the Company previously entered into an Employment Agreement, effective June 1, 2012 (attached hereto) and amended effective March 15, 2015, January 1, 2016 and May 18, 2016, and it is now the intention of the Executive and the Company to amend the Employment Agreement as set forth below. Accordingly, the Company and the Executive hereby agree as follows:

1.	Paragraph 2 of the Employment Agreement is hereby amended by replacing “May 31, 2018” with “May 31, 2019”.

2.
The first sentence in paragraph 4(a) of the Employment Agreement is hereby deleted and the following sentence is added in place thereof: “During his employment, the Company shall pay the Executive a base salary of not less than One Million One Hundred Forty-five Thousand Dollars ($1,145,000) per annum through May 31, 2019.”

3.	Paragraph 4(c) of the Employment Agreement is hereby amended by deleting “85” and inserting “130” in place thereof.

4.	Paragraph 4(g) of the Employment Agreement is hereby amended by deleting “24” each time it occurs in such paragraph 4(g) and inserting ”36” in place thereof.

5.
Paragraph 4(q) of the Employment Agreement is hereby amended by: (i) renaming such paragraph “Performance Share Awards: 2015 - 2016”; (ii) deleting the phrase “2016, 2017, 2018 and 2019” and inserting “2016 and 2017” in place thereof; and (iii) deleting the 4th sentence thereof and inserting the following sentence in place thereof.

“Notwithstanding any other provision of this Agreement or the PS Documents to the contrary, provided the Executive remains employed by the Company through May 31, 2018, unvested Common Shares attributable to PS Grants for the fiscal year ending in 2017 shall become vested not later than May 31, 2018.”

6.	Paragraph 4 of the Employment Agreement is hereby amended by adding new subsection (r) at the end thereof as follows:
"(r) Performance Share Awards: 2017 - 2019. The Executive shall be eligible to receive Performance Share Awards ("PS Grants") for the fiscal years beginning in 2017, 2018 and 2019 consistent with the existing practice of the Company. The terms and conditions of the PS Grants shall be set forth in the Notice of Grant of Performance Shares, the Performance Share Agreement, and the 2008 Equity Incentive Plan or successor plan (the "PS Documents"). Notwithstanding any other provision of this Agreement or the PS Documents to the contrary, provided the Executive remains employed by the Company through May 31, 2019, unvested Common Shares attributable to PS Grants for fiscal years 2017 and 2018 shall become vested not later than May 31, 2019. The number of Vested Performance Shares attributable to the PS Grant for the fiscal year 2019 ("2019 PS Grant") shall be determined on the basis of the extent to which the target level of adjusted pre-tax profit for such fiscal year is attained and, if the Executive’s service as Executive Chairman is not extended beyond May 31, 2019, all unvested Common Shares attributable to the 2019 PS Grant shall become Vested Common Shares on the Performance Share Vesting Date specified in the PS Documents (determined as if the Executive remained employed with the Company). Capitalized terms in this paragraph 4(r) shall have the same meanings assigned to such terms in the PS Documents."

EXHIBIT 10.4

7.	Section 7(e) of the Employment Agreement is hereby amended by deleting “New York City” and inserting “Dublin, California” in place thereof.

8.	Paragraph 9(a) of the Employment Agreement is hereby amended by adding new subsections (v) and (vi) at the end thereof as follows:
“(v) Performance Share Awards. On the Performance Share Vesting Date (specified in the Notice of Grant of Performance Shares) next following the Executive's date of termination of employment, the number of Performance Shares that shall become Vested Performance Shares (as defined in the Performance Share Agreement) shall be determined by multiplying (a) that number of shares of Company Common Stock subject to the Performance Share Agreement that would have become Vested Performance Shares had no such termination occurred; provided, however, in no case shall the number of Performance Shares that become Vested Performance Shares exceed 100% of the Target Number of Performance Shares set forth in the Performance Share Agreement by (b) the ratio of the number of full months of the Executive's employment with the Company during the Performance Period (as defined in the Performance Share Agreement) to the number of full months contained in the Performance Period. Vested Common Shares shall be issued in settlement of such Vested Performance Shares on the Settlement Date next following the date of the Executive’s termination of employment.
(vi) Unvested Common Shares Issued in Settlement of Performance Share Awards. If the Executive terminates employment pursuant to Sections 7(b), 7(d) or 7(e) after the Performance Share Vesting Date, the vesting of all Unvested Common Shares (as defined in the Performance Share Agreement) issued in settlement of the Performance Share Award shall be accelerated in full effective as of the date of such termination.”

9.	Paragraph 9(c) of the Employment Agreement is hereby amended by adding new subsection (iv) at the end thereof as follows:
“(iv) Performance Share Awards. If the termination of employment occurs prior to the Performance Share Vesting Date, the vesting of 100% of the target number of Performance Shares shall be accelerated and such Performance Shares shall be deemed Vested Performance Shares effective as of the date of the termination. The vesting of all unvested Common Shares issued in settlement of Performance Share Awards shall be accelerated in full effective as of the date of such termination.”
Except for the amendment as set forth above, the Employment Agreement and all of its terms remain in force and in effect.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

ROSS STORES, INC.		EXECUTIVE

/s/G. Orban		/s/Michael Balmuth
George P. Orban		Michael Balmuth
Chairman of the Compensation Committee

Date:	April 15, 2017	Date:	April 5, 2017

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